EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              EXPRESS SCRIPTS, INC.

     Express Scripts, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY

     FIRST: That the Board of Directors of the Corporation at a meeting duly called and held adopted resolutions proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation, as follows:

     RESOLVED, that the Board of Directors hereby proposes and declares it advisable that the first paragraph of Article Four of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

     4. The total number of shares of stock which the Corporation has authority to issue is 102,000,000 shares, of which (i) 5,000,000 shares are preferred stock, par value $0.01 per share (the "Preferred Stock"), and (ii) 97,000,000 shares are common stock, consisting of 75,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and 22,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock").

     SECOND: That thereafter at a meeting of stockholders duly called and held, a majority of the votes of the outstanding Class A Common Stock and Class B Common Stock of the Corporation entitled to vote thereon voting together as a single class, and a majority of the votes of the outstanding Class A Common Stock and Class B Common Stock entitled to vote thereon voting as separate classes, were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Express Scripts, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Barrett A. Toan, its President and Chief Executive Officer, and attested by Thomas M. Boudreau, its Secretary, this 3rd day of June, 1998.

                                    Express Scripts, Inc.

                                     By: /s/ Barrett A. Toan
                                         Barrett A. Toan, President and
                                         Chief Executive Officer

ATTEST:

[Corporate Seal]

/s/ Thomas M. Boudreau
Thomas M. Boudreau, Secretary